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                                                                   Exhibit 10.22



                                    AGREEMENT

                  AGREEMENT dated as of February 5, 1997, between The Travelers Indemnity Company and Its Affiliates including The Aetna Casualty and Surety Company and their predecessors ("Travelers/Aetna") and Anchor Glass Acquisition Corporation, a Delaware Corporation ("New Anchor").
                                    RECITALS

                  A. Travelers/Aetna issued workers compensation, general liability, products liability, and automobile liability insurance policies to Anchor Glass Container Corporation ("Anchor" or "Debtor"), and Travelers/Aetna and Anchor entered into corresponding premium and reimbursement agreements (the insurance policies and agreements, together, "Policies").

                  B. Anchor's obligations to pay liabilities and expenses relating to claims arising under the Policies prior to January 1, 1997 ("Obligations") are backed by a $9,500,000.00 letter of credit no. LASB-219420 issued by Bank of America International Trade Banking Division in favor or Travelers/Aetna ("Existing LOC").

                  C. Pursuant to the Asset Purchase Agreement dated December 18, 1996 (Asset Purchase Agreement"), among the Debtor, Consumers Packaging Inc., and Owens-Brockway Glass Container Inc., and the Order dated December 20, 1996 that approves (i) the Asset Purchase Agreement and (ii) the assumption and assignment of certain executory contracts, upon the closing of the transactions pursuant to the Asset Purchase Agreement, the Policies will be assumed by the Debtor and assigned to New Anchor, and New Anchor will assume the Obligations related to any of the assumed Policies up to the aggregate amount of $30,614,000 ("Aggregate Amount").


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                  D. Pursuant to the Agreement dated as of December 18, 1996 among Vitro, Sociedad Anonima, Consumers Packaging Inc., and Consumers on behalf of New Anchor, the Existing LOC will be replaced by a new $9,500,000.00 letter of credit ("New LOC") in favor of Travelers/Aetna. The New LOC will be in form and content, and from an issuer, satisfactory to Travelers/Aetna.

                  E. Travelers/Aetna agrees to accept the New LOC, and surrender the Existing LOC to issuer upon the closing of the transactions set forth in the Asset Purchase Agreement, including New Anchor's assumption of the Policies and the Obligations up to the Aggregate Amount.

                  F. Travelers/Aetna and New Anchor seek to specify the circumstances constituting defaults pursuant to which Travelers/Aetna may, among other things, draw the New LOC.

                  THEREFORE, Travelers/Aetna and New Anchor agree as follows:

                  1.       Defaults.  Each of the following will be a default:

                           (a) After the closing of the transactions contemplated by the Asset Purchase Agreement, New Anchor fails to pay any Obligations to Travelers/Aetna (or its assignee) when due.

                           (b) New Anchor fails to maintain the New LOC or any renewal, replacement, or amendment of it or fails to provide notice of renewal or replacement of the New LOC at least sixty (60) days prior to any expiration thereof.

                           (c) New Anchor becomes insolvent or unable to pay its debts as they become due or commences or has commenced against it a case or proceeding under applicable bankruptcy, insolvency, or similar laws.

                  2.       Remedies.

                           (a) Upon a payment default as described in paragraph 1(a) hereof, Travelers/Aetna may provide written notice to New Anchor of such


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                           default. If such default is not cured within three
                           business days of receipt of notice, Travelers/Aetna may immediately:

                                    (i)   satisfy any amounts then due to
                                    Travelers/Aetna by drawing on the New LOC or on any letter of credit held by Travelers/Aetna up to the amounts then due and applying the amounts so drawn to all or a portion of the amounts then due; and

                                    (ii)  pursue any and all other legal and
                                    equitable rights and remedies available
                                    under applicable law.

                           (b) Upon any default other than a payment default as described in paragraph 1(a) hereof, Travelers/Aetna may immediately:

                                    (i)   consider due and payable all
                                    Obligations, including Obligations accruing in the future;

                                    (ii)  satisfy amounts due to Travelers/Aetna
                                    by drawing up to the full amount of the new
                                    LOC or any letter of credit held by
                                    Travelers/ Aetna and hold the proceeds of any letter of credit until such time as Travelers/Aetna has determined that the Obligations up to the Aggregate Amount are final and paid; and

                                    (iii) pursue any and all other legal and equitable rights and remedies, including collection of the balance of the Obligations up to the Aggregate Amount available under applicable law.

                  3. Policies. The Policies and the rights and obligations of Travelers/Aetna and New Anchor, as assignee, remain unchanged except as modified by the Asset Purchase Agreement and this Agreement.

                  4. Notices. All notice, demands or communications required or permitted to be given hereunder shall be in writing and shall deemed to have been received when delivered personally or by electronic facsimile, receipt confirmed (with a hard copy sent within one (1) business day by other means described in this paragraph), to the party designated to receive such notice, or on the date following the day delivered by sender to a nationally recognized overnight courier for overnight priority delivery, directed to the following addresses or to such other addresses as any party may reasonably designate by written notice to the other party:


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                  To New Anchor:        Mr. John Ghaznavi
                                        Chief Executive Officer
                                        Consumer Packaging Inc.
                                        401 The West Mall, Suite 900
                                        Etobicoke, Ontario  M9C5J7
                                        Phone:  (416) 232-3209
                                        Fax:  (416) 232-3635

                                        Mr. John Ghaznavi
                                        Glenshaw Glass
                                        3140 William Flinn Hwy.
                                        Allison Park, Pennsylvania  15101
                                        Phone:  (412) 487-7061
                                        Fax:  (412) 487-0390

                  With a copy to:       C. Kent May, Esq.
                                        Eckert Seamans Cherin & Mellott
                                        800 Grant Street, 42nd Fl.
                                        Pittsburgh, Pennsylvania  15219
                                        Phone:  (412) 566-6037
                                        Fax:  (412) 566-6099

                  To Travelers/Aetna:   Mr. Frank D. Judice
                                        Second Vice President
                                        The Travelers Indemnity Company
                                        and its affiliates including The
                                        Aetna Casualty and Surety Company
                                        One Tower Square
                                        Hartford, Connecticut  06183
                                        Phone:  (860) 954-0896
                                        Fax:  (860) 277-2650

                  With a copy to:       Ralph Chin, Esq.
                                        Counsel to The Travelers Indemnity
                                        Company and its affiliates including
                                        The Aetna Casualty and Surety Company
                                        One Tower Square
                                        Hartford, Connecticut  06183
                                        Phone:  (860) 954-5053
                                        Fax:  (860) 277-9407

                  5. Nothing herein shall affect the rights of New Anchor or Consumers Packaging, Inc. with respect to the obligations of Owens-Brockway Glass Container Inc. to New Anchor and Consumers Packaging Inc. under the Asset Purchase Agreement.


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                  6. Miscellaneous. This Agreement (a) cannot be changed or
terminated except in a writing executed by the parties to this Agreement and (b) will be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of laws principles). This Agreement may be executed in counterparts, each of which when executed constitutes an original, and all of which, taken together, will constitute one instrument.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective, duly authorized officers.

The Travelers Indemnity Company and        Anchor Glass Acquisition Corporation,
  Its Affiliates including The Aetna       a Delaware Corporation
  Casualty and Surety Company and
  their predecessors


By: /s/  Frank D. Judice Jr.               By: /s/  John J. Ghaznavi
    -----------------------------              ---------------------------------
     Name:  Frank D. Judice Jr.                Name:  John J. Ghaznavi
     Title:  Second Vice President             Title:  Chief Executive Officer


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